Exhibit 99.1

1700 Broadway, Suite 2300, Denver, CO 80290-2300 Phone: 303.837.1661 | FAX: 303.861.4023

News Release

Company Contact: Eric K. Hagen Title: Vice President, Investor Relations Phone: 303.837.1661 Email: Eric.Hagen@whiting.com	November 15, 2018 For immediate release

Whiting Petroleum Corporation Names Charles J. Rimer

Chief Operating Officer

DENVER – November 15, 2018 – Whiting Petroleum Corporation (NYSE: WLL) today announced that Charles J. “Chip” Rimer has been named Chief Operating Officer, effective November 15, 2018. Mr. Rimer previously served as Senior Vice President, Global Services for Noble Energy, Inc. In his role as Chief Operating Officer, Mr. Rimer will be responsible for Operations, Drilling, Reservoir Engineering, Environmental Health and Safety and Land.

Whiting’s Chairman of the Board, Chief Executive Officer and President Bradley Holly commented, “With Chip on the team, we have completed our transition from a function based, hierarchical structure to a dynamic, team-based organization. Our C-suite now consists of four pillars of responsibility that will underpin Whiting’s future success:

•	A corporate leadership division that ensures Whiting has the capital, communications and culture to achieve its goals.

•	A financial division led by our Chief Financial Officer Mike Stevens that drives excellence into our organization by managing a solid balance sheet and enhancing our profitability.

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A strategy and planning division led by our Chief Corporate Development and Strategy Officer Tim Sulser that generates strong near and long-term plans that enable Whiting to continue to deliver tangible value to shareholders.

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An operations division, where we welcome Chip Rimer as Chief Operating Officer. His deep understanding of what drives excellence in the field will be the catalyst that moves our teams to an even higher level of execution.”

Mr. Rimer commented, “Whiting has a strong reputation for operational efficiency, safety, and community and environmental stewardship. It has assembled a premier field operations team across its assets. In addition, it has a strong team at corporate headquarters with a reputation for achieving the highest levels of technical competence. I am excited to be part of the Whiting leadership team and to do my part to ensure our people have the resources and guidance they need to achieve industry-leading standards of operational excellence.”

About Chip Rimer

Prior to joining Whiting, Chip Rimer served as Senior Vice President, Global Services for Noble Energy, Inc. He joined Samedan/Noble Energy Inc. in 2002 and served in multiple roles, including Senior Vice President of Global EHSR & Operations Services and Vice President of Operations Services. During his tenure, he managed Noble’s world-wide drilling and rig operations and its International West Africa, Non-Operated and New Ventures Divisions. Chip started his career with ARCO Oil & Gas Company in 1983 working US onshore areas and he held senior operations engineering positions at Vastar Resources and Aspect Resources before joining Noble Energy, Inc. Chip holds a degree in Petroleum Engineering from the University of Texas.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws, including tax reform, that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2017. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.